                                                                   Exhibit 10.32

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                        LICENSE AND ASSIGNMENT AGREEMENT

                                 by and between

                                  SEPRACOR INC.

                                       and

                             RHONE-POULENC RORER SA

                               September 30, 1999

      This document is the confidential information of both parties hereto.
   It should be distributed on a need-to-know basis and kept in a secure area.

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS......................................................1

ARTICLE 2 - ASSIGNMENT AND LICENSE GRANT.....................................4

ARTICLE 3 - ROYALTIES AND OTHER CONSIDERATION................................5

ARTICLE 4 - ROYALTY PAYMENTS, REPORTS AND RECORDS............................7

ARTICLE 5 - COOPERATION, TECHNOLOGY TRANSFER, AND INVENTIONS.................8

ARTICLE 6 - INFRINGEMENT....................................................11

ARTICLE 7 - CONFIDENTIALITY.................................................11

ARTICLE 8 - TERM............................................................13

ARTICLE 9 - BREACH AND TERMINATION..........................................13

ARTICLE 10 - REPRESENTATIONS,WARRANTIES AND CONVENANTS......................13

ARTICLE 11 - ADVERSE EVENTS.................................................16

ARTICLE 12 - INDEMNIFICATION................................................16

ARTICLE 13 - CHOICE OF LAW..................................................17

ARTICLE 14 - FORCE MAJEURE..................................................17

ARTICLE 15 - NOTICES........................................................18

ARTICLE 16 - WAIVER.........................................................19

ARTICLE 17 - ENTIRE AGREEMENT...............................................19

ARTICLE 18 - ASSIGNMENT.....................................................19

ARTICLE 19 - TITLES.........................................................19

ARTICLE 20 - PUBLICITY......................................................20

ARTICLE 21 - UNENFORCEABLE PROVISIONS.......................................20

ARTICLE 22 - CONSTRUCTION...................................................20


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

ARTICLE 23 - OWNERSHIP......................................................20

ARTICLE 24 - INDEPENDENT CONTRACTORS........................................21

ARTICLE 25 - EXECUTION......................................................21

SCHEDULE 1.15 - RPR PATENT APPLICATIONS

SCHEDULE 2.1 - FORM OF ASSIGNMENT

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

This License and Assignment Agreement is made as of this 30th day of September, 1999 by and between Sepracor Inc., a Delaware corporation having a place of business at 111 Locke Drive, Marlborough, Massachusetts 01752 ("Sepracor"), and Rhone-Poulenc Rorer SA, a French corporation having a place of business at 20, avenue Raymond-Aron, 92165 Antony Cedex, France ("RPR").

                                   BACKGROUND

WHEREAS, Sepracor is the assignee of U.S. Patent No. 5,786,357 issued July 28, 1998, relating to use of (+) zopiclone (the "Sepracor Patent") and is interested in developing pharmaceutical products containing (+) zopiclone as an active ingredient for sale in the United States;

WHEREAS, RPR owns U.S. Patent Application Serial No. [**] filed July 29, 1998, relating to use of (+) zopiclone (the "RPR Application" as further defined hereinafter), and certain know-how relating to the use of zopiclone, its enantiomers and metabolites;

WHEREAS, Patent Interference Number 104,423 (the "Interference") was declared by the U.S. Patent and Trademark Office ("PTO") between the Sepracor Patent and the RPR Application;

WHEREAS, on the terms and conditions set forth herein, RPR is willing to assign the RPR Application to Sepracor and license to Sepracor the exclusive right under certain RPR know-how to make, have made, use, market, sell, offer for sale, have sold, and distribute pharmaceutical products containing (+) zopiclone, in the United States; and

WHEREAS, Sepracor wishes to accept such assignment and license.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties to this Agreement mutually agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

1.1 "Affiliate" shall mean, with respect to either party hereto, any corporation, company, partnership, joint venture or any other entity which directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" shall mean direct or indirect ownership of at least fifty percent (50%) outstanding voting securities of the entity.


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

1.2   "Agreement" shall mean this License and Assignment Agreement.

1.3 "Business Day" shall mean a day on which banks are open for business in both Marlborough, Massachusetts and Philadelphia, Pennsylvania.

1.4 "Compound" shall mean the compound known as (+) zopiclone, also identified by the chemical name (+) 6-(5-chloro-2-pyridinyl)-6,7-dihydro-7-oxo-5H-pyrrolo [3,4b]pyrazin-5-yl 4-methylpiperazine-1-carboxylate or (+) 6-(5-chloropyri-2-dyl)- 5-(4-methylpiperazin-1-yl) carbonyloxy-7-oxo-6,7-dihydro-5H-pyrrolo [3,4b] pyrazine.

1.5 "Confidential Information" shall mean all RPR Know-How, and all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, designs, drawings, apparatus, written and oral representations of data, specifications, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement.

1.6 "Control" or "Controlled", when used in connection with intellectual property rights, shall mean the legal authority or right of a party hereto to grant a license or sublicense of intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. Information that is generally known or available to the public shall not be deemed Controlled by a party hereto.

1.7 "Effective Date" shall mean, except to the extent necessary to permit the initial payment by Sepracor set forth Section 3.2.1 , the latest of (a) the date on which RPR executes this Agreement; (b) the date on which Sepracor executes this Agreement; (c) if applicable, the next Business Day following the expiration or earlier termination of any notice and waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (d) the date on which the parties agree that no filing under the HSR Act is required.

1.8 "Generic Version" shall mean any pharmaceutical product containing Compound that is introduced in the Territory by a Third Party as a result of an Abbreviated New Drug Application relying on a New Drug Application for a Product filed by Sepracor or its Affiliate or Licensee.

1.9 "Improvement" shall mean any enhancement of or improvement to the formulation, ingredients, preparation, presentation, means of delivery, dosage, packaging of, manufacture, or any new or expanded therapeutic indication(s) specifically relating to Compound developed, invented or acquired by, or coming under the Control of, RPR or


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      an Affiliate thereof during the term of this Agreement, including but not limited to, any patents or patent applications embodying any of the foregoing.

1.10  "Interference" shall mean Patent Interference Number 104,423.

1.11 "Licensee" shall mean any person, corporation, unincorporated body, or other entity that is not an Affiliate of Sepracor and to whom Sepracor grants a license or sublicense of the rights assigned or granted to Sepracor pursuant to this Agreement.

1.12 "Net Sales" shall mean, with respect to Product, the gross amount invoiced by Sepracor, its Affiliates and Licensees on all sales of Product (but not including sales between or among Sepracor, its Affiliates and Licensees) less (a) [**] (provided that [**] are [**] to the [**] as applicable) [**] or to [**] including [**] (b) [**] for [**] for [**] or [**], (c) [**] and
      [**] and (d) [**] and other [**] with the sale, to the [**] what are [**]

1.13 "Payment Period" shall mean a calendar quarter ending on March 31st, June 30th, September 30th, or December 31st.

1.14 "Product" shall mean any composition which contains Compound as an active ingredient, including any composition which contains Compound and one or more other active ingredients.

1.15 "RPR Application" shall mean the patent applications listed in Schedule 1.15, and any and all additions, divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, extensions, patent term extensions and renewals thereof, and patents issued therefrom.

1.16 "RPR Know-How" shall mean all proprietary, non-public information specifically relating to Zopiclone Technology, including, without limitation, processes, techniques, formulas, formulations and formulation technology, data, methods (including but not limited to analytical methods), equipment designs, know-how, show-how and trade secrets, patentable or otherwise, tangible or intangible, that are owned or Controlled by RPR or an Affiliate thereof as of the date of execution of this Agreement. RPR Know-How shall include all Chemistry, Manufacturing and Control ("CMC"), preclinical, and clinical data in the possession of RPR or its Affiliates relating to Compound, the racemate or the other enantiomer thereof, or metabolites of any of the foregoing, including regulatory filings and post-launch European safety dossiers.

1.17 "Regulatory Approval" means, with respect to the Territory, receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all


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

      final Product labeling) required for the marketing and sale of Product in the Territory.

1.18 "Territory" shall mean the United States of America and its territories and possessions.

1.19 "Third Party" shall mean any person, corporation, unincorporated body, or other entity other than RPR and its Affiliates and Sepracor and its Affiliates and Licensees.

1.20 "Zopiclone Technology" shall mean technology specifically related to Compound, the racemate or the other enantiomer thereof, or metabolites of any of the foregoing.

ARTICLE 2 - ASSIGNMENT AND LICENSE GRANT

2.1 Within ten (10) Business Days of the Effective Date of this Agreement, RPR shall assign all right, title and interest to the RPR Application to Sepracor pursuant to an assignment substantially in the form attached hereto as Schedule 2.1. Upon execution by RPR, such assignment shall be transmitted promptly to Sepracor and Sepracor may, at its sole discretion, attend to filing and recordation thereof with the U.S. Patent and Trademark Office (PTO).

2.2 RPR grants to Sepracor an exclusive license (exclusive even as to RPR and its Affiliates, except as provided under Section 2.7) under the RPR Know-How and Improvements to develop, have developed, make, have made, use, market, sell, offer for sale, have sold and distribute Product in the Territory. RPR agrees not to assert any claims for patent infringement in the Territory based on manufacture, use or sale of Product made, used or sold by Sepracor, its Affiliates or Licensees during the term of this Agreement.

2.3 For the avoidance of any doubt, the parties expressly agree that the grant set forth in Section 2.2 above shall include, but not be limited to, the right to read, reference, copy, summarize, and use any and all Chemistry, Manufacturing and Control ("CMC"), preclinical, and clinical data in the possession of RPR or its Affiliates, and expert reports relating to any of the foregoing, relating to Compound, the racemate or the other enantiomer thereof, or metabolites of any of the foregoing, including regulatory filings and post-launch European safety dossiers, for the purpose of development and registration of Product in the Territory,

2.4 Sepracor agrees to use commercially reasonable efforts to obtain Regulatory Approvals for, commercialize and sell Product in the Territory, consistent with those efforts used for Sepracor's own ethical pharmaceutical products with similar market potential, all in accordance with the terms of this Agreement. The parties acknowledge and agree that all business decisions including, without limitation, decisions relating to Sepracor's research, development, regulatory strategy, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Products in the Territory, shall be within the sole discretion of Sepracor. RPR acknowledges that Sepracor is in the business


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      of developing, manufacturing and selling pharmaceutical products and, subject to the provisions of this Section, nothing in this Agreement shall be construed as restricting such business or imposing on Sepracor the duty to market and/or sell and exploit Compound or Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices.

2.5 The rights and licenses granted hereunder shall be sublicensable by Sepracor subject to the terms and conditions set forth in this Agreement, provided that Sepracor remains responsible to RPR under this Agreement.

2.6   To the extent necessary, each of RPR and Sepracor shall file within twenty
      (20) Business Days after the date of this Agreement with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, any notification and report form required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The parties shall cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.

2.7 Nothing in this Agreement shall impair or limit RPR's, or its Affiliates' or sublicensees', right under RPR Know-How and Improvements to make or have made Product within the Territory for marketing, distribution, sale or use solely and exclusively outside the Territory.

2.8 Notwithstanding anything else to the contrary in this Agreement, neither the assignment of Section 2.1, the license of Section 2.2, nor beneficial ownership of any of the assigned assets or licensed rights hereunder shall be transferred to Sepracor prior to the Effective Date of this Agreement.

ARTICLE 3 - ROYALTIES AND OTHER CONSIDERATION

3.1 In partial consideration of the assignment of the RPR Application and the rights and licenses granted in Sections 2.2 and 2.3:

      3.1.1 Sepracor shall pay to RPR a royalty on the Net Sales of Product in the Territory ("Royalties") as follows:

            [**] of Net Sales of all Product in the Territory.


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      3.1.2 Section 3.1.1 notwithstanding, if Product is sold by a Licensee, in connection with such sales Sepracor shall pay to RPR the amount set forth in Section 3.1.1 using net sales as reported to Sepracor by the Licensee as Net Sales by Sepracor.

      3.1.3 Section 3.1.1 notwithstanding, if Product is sold containing both Compound and one or more other substances as active ingredients excluding (-)-zopiclone ("Combination Product"), the Royalty for such Combination Product shall be [**] of Net Sales of all Combination Product in the Territory.

      3.1.4 Royalties shall be payable until the introduction in the Territory of a Generic Version of Product by a Third Party without approval or consent of Sepracor or any Affiliate or Licensee thereof.

3.2 In partial consideration of the assignment of the RPR Application and the rights and licenses granted in Sections 2.2 and 2.3, Sepracor shall pay to RPR an up-front fee and milestone payments as follows:

      3.2.1 [**] within [**] Business Days of the execution of this Agreement, provided, however, such amount shall be refunded to Sepracor if the assignment and licenses set forth in Article 2 are not made e ffective under this Agreement ;

      3.2.2 [**] within [**] Business Days after initiation by Sepracor or its Affiliates or Licensee of Phase III clinical studies of Product;

      3.2.3 [**] within [**] Business Days after filing of an NDA for Product by Sepracor or its Affiliates or Licensee; and

      3.2.4 [**] within [**] Business Days after approval of Sepracor's or its Affiliate's or Licensee's NDA for Product; provided, however, that if the rights granted to Sepracor under Sections 2.2 and 2.3 hereof enable Sepracor to gain approval of said NDA without conducting any carcinogenicity trials, any one-year safety study in humans, and obtaining chronic exposure safety data in humans that, in any such case, are required by the United States Food and Drug Administration ("FDA") to be completed or obtained prior to FDA approval of the Product, then the payment shall be [**]


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ARTICLE 4 - ROYALTY PAYMENTS, REPORTS AND RECORDS

4.1 Sepracor shall deliver to RPR within [**] days following the end of each Payment Period, beginning with the first Payment Period, a written report (the "Royalty Statement") describing in sufficient detail, for the applicable Payment Period:

      (a) the calculation of Net Sales from the gross revenues for all Products; and

      (b)   the total Royalties due for the Payment Period.

4.2 Each Royalty Statement for a Payment Period required by Section 4.1 above shall be accompanied by full payment to RPR of the payments due to RPR under Articles 3 and 4.

4.3   With regard to any payments due to RPR, the following shall apply:

       (a) All payments to RPR pursuant to this Agreement shall be made by wire transfer and in accordance with written instructions to be provided by RPR in accordance with Article 15. All such payments shall be made in United States Dollars ("Dollars").

       (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

       (c) Payments hereunder shall be considered to be made as of the day on which they are received in RPR's designated bank account.

       (d) All payments due to RPR hereunder but not paid by Sepracor on the due date thereof shall bear interest at the rate which is the lesser of: (i) LIBOR plus two percent (2%) per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

4.4 Any income or other taxes which Sepracor is required by law to pay or withhold on behalf of RPR with respect to Royalties, and any interest thereon, payable to RPR under this Agreement shall be deducted from the amount of such Royalties and interest due, and paid or withheld, as appropriate, by Sepracor on behalf of RPR. In such event, Sepracor shall timely pay or remit all amounts so withheld to the appropriate taxing authorities on RPR's behalf and promptly provide RPR with a written tax receipt for such amount issued by such taxing authority. Sepracor shall obtain for RPR, at its request, any other documentation, receipt or certificate necessary or desirable for RPR to apply for and/or receive any corresponding tax refund or credit under any applicable tax law or treaty. Any such tax required to be paid or withheld shall be an expense of and borne solely by RPR. The foregoing sentences notwithstanding, the parties hereto will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in order to enable Sepracor to make such payments to RPR without any deduction or withholding.

4.5 Sepracor shall keep and maintain, and shall cause its Affiliates to keep and maintain, complete and accurate records and books of account in accordance with Generally Accepted Accounting Principles in sufficient detail and form so as to enable amounts payable under Articles 3 and 4 to be determined, including but not limited to, true and accurate records of sales of Products and calculations of Net Sales and Royalties. RPR shall have the right, at its own cost and expense, to audit the records of Sepracor and its Affiliates using a nationally recognized firm of independent certified accountants reasonably acceptable to Sepracor. Such accountants will have access on reasonable notice to Sepracor and its Affiliates' records during reasonable business hours for the sole purpose of verifying the Royalties payable as provided in this Agreement for the three preceding years provided, however, that if there is a good faith dispute between the parties continuing at the end of any such three (3) year period with respect to such books or records, then the time period hereunder to maintain such books and records under dispute and for any subsequent period shall be extended until such time as the dispute is finally resolved. This right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, provided that if there is a dispute as to any audited year, such year and any subsequent year may be reaudited until such time as the dispute is resolved. Said accountant shall disclose to RPR only information relating solely to the accuracy of the Royalty Statements provided to RPR and the payments made to RPR under this Agreement. The provisions of this Section 4.5 shall survive the expiration or sooner termination of this Agreement.

4.6 Any underpayment determined as a result of an audit conducted under this Article shall be paid to RPR within twenty-five (25) days after the date on which the accountant conducting the audit issues a written report to RPR and Sepracor containing the results of the audit. If any underpayment by Sepracor is greater than ten percent (10%) of the amount previously paid to RPR for the relevant Payment Period, the costs and expenses of the audit shall be paid for by Sepracor. Any overpayment shall be credited to the next payment to RPR due hereunder.

ARTICLE 5 - COOPERATION, TECHNOLOGY TRANSFER, AND INVENTIONS

5.1 RPR shall use good faith reasonable efforts to consult and cooperate with Sepracor with respect to the filing of any patent applications for Improvements and the maintenance of patents issued thereon including, without limitation, by executing and obtaining from employees assignments and other documents reasonably required in connection therewith, provided, however, that RPR may refuse to execute such documents if RPR makes a good faith reasonable determination that any such document is factually or legally incorrect.

5.2 The parties agree to use good faith reasonable efforts to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 and other similar measures. Without limiting the foregoing, each of Sepracor and RPR agrees to provide the other with reasonable information and assistance in order to permit the timely filing of an application for patent term extension within the sixty (60) day period following NDA approval to market Product in the United States.

5.3 After the Effective Date, RPR shall provide Sepracor full access to the information referenced in Section 2.3 hereof and shall use good faith reasonable efforts in fully cooperating with Sepracor in order to enable Sepracor to obtain Regulatory Approval of Products. At Sepracor's request, RPR shall disclose to Sepracor in writing, or via mutually acceptable electronic media, copies or reproductions of all written RPR Know-How reasonably available to RPR or its Affiliates in order to enable Sepracor to obtain Regulatory Approval of Products. . In addition, during the term of this Agreement, RPR shall promptly disclose to Sepracor in writing, or via mutually acceptable electronic media, on an ongoing basis copies or reproductions of all Improvements that are reasonably necessary to research, develop, register, manufacture, market, use or sell Product. Such Improvements shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation. Sepracor shall have the right to use for all purposes in connection with Regulatory Approval or any regulatory application for Product in the Territory all RPR Know-How and other information disclosed pursuant to this Section and under this Agreement. Upon Sepracor's request, RPR shall provide reasonable technical assistance to enable Sepracor to utilize RPR Know-How to obtain Regulatory Approval of Products, and from time to time at Sepracor's reasonable request, RPR shall use good faith reasonable efforts to assist Sepracor in providing responses to questions that may be raised by regulatory authorities in connection with Sepracor's applications for Regulatory Approval of Products. Sepracor shall be solely responsible for obtaining all Regulatory Approvals related to the Product.

5.4 RPR shall use good faith reasonable efforts to cooperate with Sepracor or its counsel in connection with prosecution of RPR Applications. The parties acknowledge that assignment of the RPR Application to Sepracor leaves Sepracor as the only real party in interest in the Interference. Sepracor shall notify the PTO Administrative Patent Judge assigned to the Interference of the assignment no later than ten (10) days after the Effective Date of this Agreement, and shall copy RPR interference counsel at Finnegan, Henderson, Farabow, Garrett & Dunner on this notification. Sepracor shall make a good faith determination of priority of invention and of any other issues that need to be determined relating to the RPR Application and Sepracor Patent involved in the Interference.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      RPR shall use good faith reasonable efforts to cooperate with Sepracor in connection with Sepracor's determination(s), including providing information, documents, or other materials RPR or its Affiliates or counsel have in its possession that is requested by Sepracor and agreed in good faith by RPR and Sepracor or its counselto be reasonably necessary to Sepracor's good faith determination(s). In addition, at Sepracor's or its counsel's request, RPR shall execute documents reasonably necessary to Sepracor's good faith determination(s) or prosecution of RPR Applications, provided, however, that RPR may refuse to execute such documents if RPR makes a good faith reasonable determination that any such document is factually or legally incorrect.

5.5 With regard to any cooperation or assistance RPR provides to Sepracor under Articles 5 and 6, the following shall apply: (1) RPR shall provide a cumulative total of eighty (80) hours of such cooperation or assistance free of charge, and (2) thereafter, Sepracor shall reimburse RPR for reasonable fully allocated costs and expenses incurred by RPR in providing such cooperation or assistance after receipt of a detailed written invoice from RPR for such costs and expenses.

ARTICLE 6 - INFRINGEMENT

      Sepracor shall have the sole right but not the obligation to enforce at its expense the RPR Applications. In any suit or dispute involving infringement of the RPR Applications, or any litigation necessary to enforce or defend the RPR Applications, the parties shall use good faith reasonable efforts to cooperate, and upon the request and at the expense of Sepracor, RPR shall make available to Sepracor at reasonable times and under appropriate conditions company files that pertain to the RPR Application or the invention it claims, excluding any materials that are privileged under the attorney-client privilege or the work-product doctrine, and RPR employees having personal knowledge concerning the RPR Application or the invention it claims, and information concerning the last known address of former RPR employees having personal knowledge concerning the RPR Application or the invention it claims. Any recovery or damages derived from enforcement of any RPR Application shall be used to first reimburse Sepracor for its documented expenses and costs relating to such enforcement. Thereafter, RPR shall receive the lesser of (a) an amount equal to [**] of the net sales of Product by the infringing party, or (b) [**] of the compensatory damages. Any punitive damages, exemplary damages, or other enhanced damages shall be retained solely by Sepracor.

ARTICLE 7 - CONFIDENTIALITY

7.1 During the term of this Agreement, and for a period of five (5) years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto. Neither party shall use, disclose or grant use of such Confidential Information except as permitted under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, Licensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. The obligations of confidentiality set forth in this Section 7.1 shall not apply when and to the extent that Confidential Information:

      7.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party as demonstrated by written documents;

      7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

      7.1.3 becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

      7.1.4 was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information;

      7.1.5 can be demonstrated to have been independently developed by the receiving party without reference to the disclosure by the other party; or

      7.1.6 is required to be disclosed by the receiving party to regulatory authorities in connection with registration, marketing, distribution, use, or sale of Product.

7.2 The material financial terms of the Agreement shall be considered the Confidential Information of both parties.

7.3 Any other provision of this Agreement notwithstanding, each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations. In addition, either party may disclose such Confidential Information to its Affiliates, and Sepracor may disclose such Confidential Information to Licensees; provided, however, in connection with any such disclosure the disclosing party shall use diligent efforts to secure confidential treatment of such information.

7.4 The parties shall undertake to ensure that all their employees who have access to Confidential Information of the other party are under obligations of confidentiality consistent with those provided in Section 7.1.

7.5 To the extent legally required, the parties agree to comply with the requirements of 35 U.S.C.ss.135(c) relating to submission of agreements between the parties to the U.S. Patent and Trademark Office.

ARTICLE 8 - TERM

      This Agreement will commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate on the expiration of the royalty obligations of Article 3, after which time Sepracor will have a fully paid-up, royalty-free and irrevocable exclusive license under RPR Know-How and Improvements to develop, have developed, make, have made, use, market, sell, offer for sale, have sold and distribute Product in the Territory. Notwithstanding the foregoing, if each and every milestone payment in Article 3 should fail to come due within ten (10) years from the Effective Date, or if Sepracor breaches its obligations under Section 2.4, then this Agreement shall terminate ten (10) years from the Effective Date, or thirty (30) days after RPR gives notice to Sepracor of such breach, as applicable. Upon any such early termination of this Agreement, all rights to RPR Know-How and Improvements licensed hereunder to Sepracor shall revert to RPR, and Sepracor and its Affiliates and Licensees shall make no further use of the same.

ARTICLE 9 - BREACH AND TERMINATION

      In the event Sepracor or RPR are in material breach of any of the respective obligations and conditions contained in this Agreement, the other party shall be entitled to give the party in breach notice requiring it to cure such material breach. If such material breach is not cured within ninety (90) days after receipt of such notice, the notifying party may seek a determination of damages for the breach from the breaching party. Nothing herein shall prevent either party hereto from exercising such party's right to obtain specific performance or temporary or permanent injunctive relief or other equitable relief.

ARTICLE 10 - REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1  RPR represents and warrants to Sepracor that:

      10.1.1 The execution, delivery and performance of this Agreement by RPR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      10.1.2 RPR is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

      10.1.3 RPR is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

      10.1.4 RPR is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement;

      10.1.5 As of the Effective Date, RPR's right, title and interest in the RPR Application or RPR Know-How as they relate to Zopiclone Technology or Product in the Territory are not assigned, transferred, or conveyed to a Third Party or otherwise encumbered by a Third Party;

      10.1.6 RPR is the sole and exclusive owner of the RPR Application and the sole and exclusive owner or licensee of the RPR Know-How, all of which, to the best of RPR's knowledge, are free and clear of any liens, charges and encumbrances, and, except for RPR's Affiliates, no other person, corporate or other private entity, or governmental entity or subdivision thereof has, or shall have, any claim of control with respect to the RPR Application and the RPR Know-How as they relate to Zopiclone Technology or Product in the Territory;

      10.1.7 In the Territory, there are no claims, judgments or settlements against or owed by RPR pending or, to the knowledge of RPR, threatened, with respect to the RPR Application and the RPR Know-How as they relate to Zopiclone Technology or Product except for the Interference;

      10.1.8 To the best of RPR's knowledge, there is no RPR Know-How not disclosed to Sepracor prior to the date of execution hereof that will substantially adversely affect approval of an NDA for Product or cause Sepracor to conduct carcinogenicity trials or a one-year safety study in humans, or to obtain chronic exposure safety data in humans in order to effect registration of Product in the United States;

      10.1.9 The RPR Know-How disclosed to Sepracor prior to the date of execution hereof is accurate and not contradicted by other RPR Know-How;

      10.1.10 To the best of RPR's knowledge, the development, manufacture, use, distribution, marketing, promotion and sale of Product in the Territory do not interfere or infringe on any intellectual property rights owned or possessed by any Third Party; and

      10.1.11 To the best of RPR's knowledge there are no Third Party pending patent applications which, if issued, may cover the development, manufacture, use or sale of Product.

10.2  Sepracor represents and warrants to RPR that:

      10.2.1 The execution, delivery and performance of this Agreement by Sepracor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      10.2.2 Sepracor is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement; and

      10.2.3 Sepracor is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

      10.2.4 Sepracor is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement; and

      10.2.5 To the best of Sepracor's knowledge, as of the Effective Date, there are no patent rights of a Third Party that Sepracor is required to license in order to manufacture, use or sell a Product in the Territory.

10.3 Subject to Section 2.7, during the term of this Agreement, RPR convenants that neither RPR nor any of its Affiliates will develop, use, market, promote, sell or distribute (or agree with any third party to do any of the foregoing) in the Territory any product containing Compound, the racemate or the other enantiomer thereof, as an active ingredient.

10.4 THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

ARTICLE 11 - ADVERSE EVENTS

      Following the Effective Date, Sepracor shall be solely responsible for complying with all legal and/or regulatory obligations in the Territory regarding the reporting of adverse events related to Product. Each of RPR and Sepracor shall report to the other potentially serious alleged adverse drug experiences with respect to the Product of which it becomes aware promptly and in no event later than five (5) days after initial receipt of the information by such party. Each such report shall identify lot numbers and customers affected, if known. Each of RPR and Sepracor will report to the other party summaries of other adverse drug experiences with respect to Product of which it becomes aware every twelve (12) months. The terms of this Article 11 will survive the expiration or sooner termination of this Agreement.

ARTICLE 12 - INDEMNIFICATION

12.1 Except as otherwise provided to the contrary in this Agreement, Sepracor agrees to defend, indemnify, and hold harmless RPR, its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates and any person who controls any of such persons (an "Indemnified RPR Party") at Sepracor's cost and expense (including reasonable attorneys' fees) from and against any and all liabilities, claims, demands, judgments, losses, costs, damages, fees or expenses whatsoever (collectively, "Liability") that such Indemnified RPR Party may sustain, suffer or incur arising out of or in connection with the manufacture, commercialization, marketing, sale or use of any Product in the Territory, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made. Notwithstanding the foregoing, Sepracor shall have no obligation under this Agreement to indemnify, defend or hold harmless any Indemnified RPR Party with respect to any Liability which result from willful misconduct or negligent acts or omissions of RPR, its Affiliates, or any of their respective employees, officers, directors or agents.

12.2 Except as otherwise provided to the contrary in this Agreement, RPR shall defend, indemnify and hold harmless Sepracor, its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates and any person who controls any of such persons (an "Indemnified Sepracor Party") at RPR's cost and expense (including reasonable attorneys' fees incurred by such Indemnified Sepracor Party in connection therewith) from and against any and all liabilities, claims, demands, judgments, losses, costs, damages, fees, or expenses whatsoever (collectively, "Liability") that such Indemnified Sepracor Party may sustain, suffer or incur to the extent that such Damages are attributed to any breach of any representation, warranty, covenant or agreement of RPR contained in this Agreement. Notwithstanding the foregoing, RPR shall have no obligation under this Agreement to indemnify, defend or hold harmless any Indemnified Sepracor Party with respect to any Liability which results from willful misconduct or negligent acts or omissions of Sepracor, its Affiliates, or any of their respective employees, officers, directors or agents.

12.3 Each party agrees to promptly give the other party notice of any claim for which indemnification might be sought. Failure of an indemnified party to provide notice of a claim to the indemnifying party shall affect the indemnified party's right to indemnification only to the extent that such failure has a material adverse effect on the indemnifying party's ability to defend or the nature or the amount of the Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

12.4 Neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement; provided that such consent shall not unreasonably be withheld or delayed.

12.5 With respect to any claim by one party against the other arising out of this Agreement, the parties expressly agree that the liability of such party to the other party shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, punitive, exemplary or consequential damages.

ARTICLE 13 - CHOICE OF LAW

      The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

ARTICLE 14 - FORCE MAJEURE

      No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question; act of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes or lockouts.

ARTICLE 15 - NOTICES

      Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party or by telefax to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.

      If to RPR:        Rhone-Poulenc Rorer, Inc.
                        500 Arcola Road,
                        Collegeville, PA 19426
                        Attn: General Counsel
                        Telefax: (610) 454-8985

      If to Sepracor:
                        Sepracor Inc.
                        111 Locke Drive
                        Marlborough, MA 01752
                        Attn: Chief Executive Officer
                        Telefax: (508) 357-7495

      Any notice sent under this Article shall be deemed to have been received on the date which is (i) five (5) Business Days after being mailed in the case of a notice mailed by registered or certified mail, postage prepaid; and (ii) one (1) Business Day after being transmitted in the case of a notice transmitted via telefax.

ARTICLE 16 - WAIVER

      Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

ARTICLE 17 - ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith, not incorporated herein, shall not be binding upon either party. This Agreement, including without limitation the Schedules attached hereto, are intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein is intended by either party to be legally binding. This Agreement may only be modified, amended or supplemented by an instrument in writing executed by RPR and Sepracor.

ARTICLE 18 - ASSIGNMENT

18.1 Except as otherwise provided herein, this Agreement is not assignable either in whole or in part without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially of all of its business unit to which the Agreement relates.

18.2 This Agreement will be binding upon successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the name of such party's successor's and permitted assigns to the extent necessary to carry out the intent of this section.

ARTICLE 19 - TITLES

      It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 20 - PUBLICITY

      Except as otherwise specifically provided to the contrary herein, neither party will issue any press release, publication, presentation, or any other public announcement relating to this Agreement without obtaining the other party's prior written approval, which approval will not be unreasonably withheld. Sepracor shall be permitted to issue a press release concerning this Agreement, which is agreed to by RPR and Sepracor, and such agreement shall not be unreasonably withheld or delayed. The parties further agree to use reasonable efforts to keep terms of this Agreement confidential, including with respect to submissions that Sepracor may be required to make to regulatory authorities, to the extent that such protection may be available through said regulatory authorities. Notwithstanding any of the foregoing, each party may use the substance of previously approved public announcements and the substance of other public announcements of the other party concerning the subject matter of this Agreement without prior notice.

ARTICLE 21 - UNENFORCEABLE PROVISIONS

      The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect such provision, or the application thereof, in any other jurisdiction.

ARTICLE 22 - CONSTRUCTION

      As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

ARTICLE 23 - OWNERSHIP

23.1 Nothing in this Agreement shall be construed as conveying or transferring patent or technology rights of any kind owned by Sepracor to RPR.

23.2 All business decisions, including, but not limited to, decisions concerning pricing, reimbursement, package design, sales and promotional activities for Product, and the decision to launch or continue to market Product in the Territory, shall be within the sole discretion of Sepracor.

ARTICLE 24 - INDEPENDENT CONTRACTORS

      In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto.

ARTICLE 25 - EXECUTION

      This Agreement shall be executed in one or more counterparts, each of which shall for all purposes be deemed an original.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.


                             SEPRACOR INC.


                             By:  /s/ Timothy J. Barberich
                                 ---------------------------------

                             Name:  Timothy J. Barberich
                                    ------------------------------

                             Title: Chief Executive Officer
                                    ------------------------------


                             RHONE-POULENC RORER SA


                             By:    Guillaume Prache
                                 ---------------------------------

                             Name:  Guillaume Prache
                                    ------------------------------

                             Title: Director, Rhone-Poulenc Rorer S.A.
                                    ------------------------------
                                    Senior Vice President and Chief Financial
                                    Officer, Rhone-Poulenc Rorer, Inc.,
                                    authorized signer for
                                    Rhone-Poulenc Rorer S.A.

                                  SCHEDULE 1.15

                             RPR PATENT APPLICATIONS

                             RPR PATENT APPLICATIONS

[**]

                                 SCHEDULE 2.1

                              FORM OF ASSIGNMENT

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                   ASSIGNMENT

WHEREAS, Rhone-Poulenc Rorer SA ("RPR"), a French corporation having a place of business at 20, avenue Raymond-Aron, F-92160 Antony, France, is the sole owner of U.S. Patent Application Serial No. [**] (the "[**] Application"), and United States patent applications related thereto; and

WHEREAS, Sepracor Inc. ("Sepracor"), a Delaware corporation having a place of business at 111 Locke Drive, Marlborough, Massachusetts 01752, is desirous of obtaining RPR's entire right, title, and interest in, to, and under the [**] Application, and United States patent applications related thereto, and RPR desires to assign to Sepracor its entire right, title and interest in the same.

NOW, THEREFORE, in consideration of the premises, one dollar, and other good and valuable consideration to RPR, the receipt and sufficiency of which is hereby acknowledged, RPR hereby assigns to Sepracor its entire right, title and interest in, to, and under the [**] Application and the related United States patent applications listed in Attachment A (collectively, the "RPR Applications", all of which are hereby incorporated by reference as if fully set forth herein) including, but not limited to, any additions, divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, patent term extensions and renewals of the RPR Applications, and patents issuing therefrom, in each case, as fully and entirely as the same would have been held and enjoyed by RPR if this assignment had not been made.

RPR also authorizes and requests that the Commissioner of Patents and Trademarks of the United States, whose duty it is to issue patents or other evidence or forms of industrial property protection on applications as aforesaid, to issue the same to Sepracor in accordance with the terms of this instrument.

      IN WITNESS WHEREOF, the undersigned duly authorized representative of RPR has affixed his signature.

RHONE-POULENC RORER SA

By: _____________________________         Date: ______________________
Name:
Title:

State of                            )
                                    ) SS.:
County of                           )

      On this _____ day of _________, 1999, before me, a Notary Public in and for the State and County aforesaid, personally appeared ___________, to me known and known to me to be the person of that name, who signed and sealed the foregoing instrument, and he acknowledged the same to be his free act and deed.

                                                      _________________________,
                                                                  Notary Public.

                                  Attachment A

[**]